Exhibit 99.1

For Immediate Release

Waccamaw Bank Announces 12th Office at Sunset Commons

Whiteville, NC - May 4, 2007 - Waccamaw Bank, has announced the opening of its newest location at 925-5 Seaside Road SW, Ocean Isle Beach, North Carolina which is the 12th banking office of Waccamaw Bank. This office will serve the Sunset Beach and Ocean Isle Beach markets while a permanent facility is being constructed. The permanent office is anticipated to be open in the third quarter of this year. Waccamaw has now opened five new offices in North and South Carolina in the last twenty months with another office under construction in Little River, South Carolina. The bank operates five of its twelve offices in Brunswick County. Other locations are Southport (2), Holden Beach, Shallotte, Whiteville, Chadbourn, Tabor City, Wilmington, Elizabethtown and Conway and Heath Springs, South Carolina.

Waccamaw Bankshares, Inc. (Nasdaq: WBNK), the parent company of Waccamaw Bank recently announced first quarter 2007 earnings increasing 17.6% over the same period of 2006 with the net income of $994,478.

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, is a state charted bank. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.

Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

For more information call (910) 641-0044 or go to www.waccamawbank.com.

For More Information Contact:

Jim Graham
(910) 641-0044

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on May 4, 2007.

WACCAMAW BANKSHARES, INC.

Date: May 4, 2007	/s/ James G. Graham
By: James G. Graham Its: President & CEO